UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
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Name:                     SURGEONS INVESTMENT FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):
                           633 N. SAINT CLAIR STREET,
                          CHICAGO, ILLINOIS 60611-3211

Telephone Number (including area code): 312-202-5000

Name and address of agent for service of process:

                                 JOHN F. SPLAIN
                               225 PICTORIA DRIVE
                                    SUITE 450
                             CINCINNATI, OHIO 45246

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes /  /     No / X /

     An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. Filing of this Form is mandatory. Section 8(a) of the Act and the rules thereunder require investment companies to file a notification of registration. The information collected on Form N-8A is publicly available. The Commission staff uses the information in its regulatory, disclosure review, inspection, and policy making roles. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form and any suggestions for reducing the burden of the Form. The collection of information has been reviewed by the Office of Management and Budget in accordance with the clearance requirements of 44 U.S.C. ss. 3507.

Item 1.   Exact name of registrant:

                           SURGEONS INVESTMENT FUNDS,
                      COMPRISED OF ONE SERIES (THE "FUND")

Item 2. Name of state under the laws of which registrant was organized or created and the date of such organization or creation:

                              OHIO, MARCH 13, 2006

Item 3.   Form  of  organization   of  registrant  (for  example,   corporation,
          partnership,  trust, joint stock company, association, fund):

                                 BUSINESS TRUST

Item 4. Classification of registrant (face-amount certificate company, unit investment trust, or management company):

                               MANAGEMENT COMPANY

Item 5.   If registrant is a management investment company:

          (a) state whether registrant is a "closed-end" company or "open-end" company:

                       REGISTRANT IS AN OPEN-END COMPANY.

          (b) state whether registrant is registering as a "diversified" company or a "non-diversified" company (read instruction 4(i) carefully before replying):

                    THE FUND WILL BE A DIVERSIFIED COMPANY.

Item 6.   Name and address of each investment adviser of registrant:

                         SURGEONS ASSET MANAGEMENT, LLC
                           633 N. SAINT CLAIR STREET,
                          CHICAGO, ILLINOIS 60611-3211

Item 7. If registrant is an investment company having a board of directors, state the name and address of each officer and director:

                        GAY VINCENT, INITIAL SOLE TRUSTEE
                           633 N. SAINT CLAIR STREET,
                          CHICAGO, ILLINOIS 60611-3211

Item 8. If registrant is an unincorporated investment company not having a board of directors:
          (a)  state the name and  address of each  sponsor of  registrant:

                                 NOT APPLICABLE

          (b) state the name and address of each officer and director of each sponsor of registrant:

                                 NOT APPLICABLE

          (c) state the name and address of each trustee and each custodian of registrant:
                                 NOT APPLICABLE

Item 9.   (a)  State whether  registrant  is currently  issuing and offering its securities  directly  to  the  public  (yes  or  no):

                                       NO

          (b) If registrant is currently offering its securities to the public through an underwriter, state the name and address of each underwriter:

                                 NOT APPLICABLE

          (c) If the answer to Item 9(a) is "no" and the answer to 9(b) is "not applicable," state whether registrant presently proposes to make a public offering of its securities (yes or no):

                                      YES

          (d) State whether registrant has any securities currently issued and outstanding (yes or no):

                                       NO

          (e) If the answer to Item 9(d) is "yes," state as of a date not to exceed ten days prior to the filing of this notification of registration the number of beneficial owners of registrant's outstanding securities (other than short-term paper) and the name of any company owning 10 percent or more of registrant's outstanding voting securities:

                                 NOT APPLICABLE

Item 10.  State the current value of registrant's total assets.

                                      NONE

Item 11. State whether registrant has applied or intends to apply for a license to operate as a small business investment company under the Small Business Act of 1958 (yes or no).

                                       NO

Item 12. Attach as an exhibit a copy of the registrant's last regular periodic report to its security holders, if any.

                                 NOT APPLICABLE

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940 the sole Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Chicago and state of Illinois on the 8th day of March 2006.

         [SEAL]                     SURGEONS INVESTMENT FUNDS

                                    /s/ Gay Vincent
                                    ----------------------------------------
                                    BY:  Gay Vincent, Initial Sole Trustee



Attest:    /s/ Lynese Kelley
          ---------------------------------
                       (Name)

          Administrative Assistant
          ---------------------------------
                       (Title)